FOR IMMEDIATE RELEASE

Contact: Kyle Stults
Investor Relations
(410) 740-0081

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2005 FINANCIAL RESULTS

FOURTH QUARTER REVENUES OF $56.0 MILLION; NET INCOME OF $4.9 MILLION

COLUMBIA, MD – December 13, 2005: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and fiscal year ended October 31, 2005. For the fourth quarter of fiscal 2005 (4th Qtr 05), revenues of $56.0 million were achieved compared to $59.7 million for the fourth quarter of fiscal 2004 (4th Qtr 04). Revenues increased 18% to approximately $218 million for the full 2005 fiscal year. For the 4th Qtr 05, Martek generated income before income taxes of $7.7 million compared to income before income taxes of $10.1 million in the 4th Qtr 04. For fiscal 2005, Martek generated income before income taxes of $24.1 million compared to $21.9 million generated during fiscal 2004.

“Martek’s fourth quarter revenue increase of more than 40% over the third quarter indicated that earlier customer inventory stockpiles appear to have been largely used up. Now that production is in place, the Company is ready for further sales growth in 2006. I continue to be encouraged by market interest for DHA in food,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

4th Qtr Consolidated Financial Results

Management believes that revenues for the 4th Qtr 05 indicate that the previously disclosed build-up of inventory by certain customers has been largely liquidated. Total revenues for the 4th Qtr 05 were $56.0 million compared to $59.7 million for the 4th Qtr 04.

Gross profit margin on product sales increased to 43% in the 4th Qtr 05 from 40% in the 4th Qtr 04 mostly because of DHA productivity improvements and the discontinuation of overseas air freighting of ARA.

Research and development expenses in the 4th Qtr 05 totaled $5.0 million and remained relatively flat as compared to the 4th Qtr 04. Martek’s research and development efforts continue to focus on new DHA clinical studies and additional efforts in the development of new food and beverage applications for DHA.

Selling, general and administrative expenses increased by $2.3 million during the 4th Qtr 05 over the 4th Qtr 04. The increase was mainly due to initial year Sarbanes-Oxley Act implementation costs as well as additional personnel, legal and non-recurring patent and employee relocation expenses. External Sarbanes-Oxley Act implementation costs totaled nearly $400,000 in the 4th Qtr 05.

Other operating expenses totaled $900,000 in the 4th Qtr 05, a decrease from the $1.3 million incurred in 4th Qtr 04. These costs in the 4th Qtr 05 were comprised largely of certain start-up costs related to internal ARA production.

Income before income taxes was $7.7 million in the 4th Qtr 05 compared to income before income taxes of $10.1 million in the 4th Qtr 04. Net income of $4.9 million, or $0.15 per diluted share, was realized in the 4th Qtr 05, after recognition of the Company’s provision for income taxes which totaled $2.8 million. Net income of $35.3 million, or $1.16 per share on a diluted basis, for the 4th Qtr 04 includes the impact of a non-recurring, non-cash income tax gain resulting from the reversal of a portion of Martek’s deferred tax asset valuation allowance. On a pro forma basis, after eliminating the effect on 4th Qtr 04 earnings of this non-recurring tax gain which was $28.9 million, or $0.95 per diluted share, net income for the 4th Qtr 04 would have been $6.4 million, or $0.21 per diluted share.

Fiscal Year 2005 Consolidated Financial Results

Total revenues for the year ended October 31, 2005 (FY 05) were $217.9 million, an increase of $33.4 million or 18% over $184.5 million for the year ended October 31, 2004 (FY 04), due mainly to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin on product sales increased to 41% for FY 05 from 39% for FY 04, mostly due to DHA productivity improvements. Research and development expenses increased by $1.9 million or 10% in FY 05 compared to FY 04 due to additional efforts in DHA, ARA and food DHA production improvements as well as DHA clinical studies. Selling, general and administrative expenses increased by $7.6 million or 29% in FY 05 over FY 04 because of increased personnel, legal, insurance and patent-related expenses as well as cost increases related to Sarbanes-Oxley Act compliance totaling approximately $1 million. Other operating expenses of $7.7 million and $4.0 million were incurred in FY 05 and FY 04, respectively, and relate primarily to certain production start-up costs. Income before income taxes increased by $2.2 million or 10% in FY 05 compared to FY 04. Net income of $15.3 million, or $0.48 per diluted share, was realized in FY 05, compared to net income of $47.0 million, or $1.55 per diluted share, in FY 04. Net income in FY 04 included a non-recurring tax gain, as described above. On a pro forma basis, after eliminating the effect on FY 04 earnings of this non-recurring tax gain which was $33.2 million, or $1.09 per diluted share, net income for FY 04 would have been $13.9 million, or $0.46 per diluted share.

The Company used cash in operations of $17.1 million in FY 05. This was mainly the result of planned increases in Martek’s DHA and ARA inventory which are now at adequate levels and no longer constrain revenue growth. The majority of the inventory increase during the quarter related to ARA purchases from a third party.

Capital expenditures for FY 05 were $57.2 million, the majority of which occurred during the first half of FY 05 and related to the expansion of the Kingstree facility, which is now substantially complete. The Company generated cash flow from financing activities of $65.7 million, primarily due to the issuance of common stock under the Company’s shelf registration which generated net proceeds of $81.4 million, offset by the net repayment of $30 million of borrowings under the Company’s revolving credit facility. As of October 31, 2005, Martek had approximately $33.3 million in cash and had maximum available borrowings under the revolving credit facility of $80 million.

Recent Highlights

•	Production and Inventory of Nutritional Oils – The Company has substantially completed its extensive expansion in Kingstree for the fermentation and downstream processing of the Company’s nutritional oils. Additionally, DSM has substantially completed its expansion in Belvidere, New Jersey and has significantly increased its output at that plant. When combining Martek’s and DSM’s production capabilities, the Company now has production capacity adequate to fulfill the expected needs of the infant formula market and to meet the potential short- to mid-term demand estimated for food and beverage DHA products.

•	New and Improved Martek DHA™ Now Available – In November 2005, the Company announced the availability of a new and improved Martek DHA™ for use in food and beverage applications. The new and improved Martek DHA™ has enhanced food formulation capabilities, including better stability and easier formulation in some applications. Martek has also developed a more efficient manufacturing process that produces high levels of DHA at a significantly lower cost, which is now cost competitive with certain forms of fish oil, on a price per DHA unit basis, thereby opening new markets.

•	Study Results Support Benefits of DHA – Study results published recently in the Journal of Pediatric Psychiatry revealed a positive correlation between DHA levels in breast milk and newborn neurobehavioral function, as measured by the Brazelton Neonatal Behavioral Assessment Scale. These findings support numerous studies showing that DHA plays an important role in infant mental and visual development. They also underscore the importance of DHA supplementation during pregnancy and breastfeeding and the importance of adding high levels of DHA to infant formula.

•	Additional Data Published on Neurological Benefits of DHA — Three recently published reports further support the neurological benefits of DHA.

•	A scientific review on DHA published in the Annual Review of Cell and Developmental Biology emphasized the significant role that DHA plays in the maintenance of normal neurological function.

•	The results of a study published in The Journal of Clinical Investigation suggests that DHA intake could benefit people with Alzheimer’s disease by lowering the accumulation of amyloid-B peptides, which are associated with brain aging and Alzheimer’s.

•	The results of an in vitro study published in The Journal of Neurochemistry notes that DHA enrichment likely induces changes in neuronal membrane properties which may assist in the prevention of Alzheimer’s disease and other neurodegenerative diseases.

•	Patent Application Regarding New Family of Anti-Inflammatory Compounds Filed – Martek recently filed for a patent regarding the use of certain algal-based, natural compounds as anti-inflammatories. This potential new commercial use was discovered in connection with Martek’s internal research and is supported by preliminary data derived from an animal study. The Company is actively pursuing this area to further develop new applications for its products.

•	European Low Chloride DHA Patent Upheld – In November 2005, the Opposition Division of the European Patent Office upheld the validity of a modified Martek patent covering lower-cost processes for fermenting specified DHA-producing microorganisms under low chloride conditions and the resulting products. The patent was opposed by Nutrinova Nutrition Specialties and Food Ingredients GmbH, a subsidiary of Celanese Corporation, against whom Martek is maintaining two separate patent infringement actions. Nutrinova may appeal the recent decision of the Opposition Division.

•	Products to Include Martek DHA™ Logo – Certain products sold by both PBM Products and Galaxy Foods will soon include the Martek DHA™ logo. PBM Products will include this logo on its fortified Bright Beginnings™ infant formulas offered at Albertsons, Kroger, Giant, Walgreen’s and other leading retailers in the United States. PBM Products will also include the logo on the GlucoBurst™ Diabetic Drink that will be available in stores beginning in 2006. Galaxy Foods will include the logo on its Veggie® Butter Alternative product available in major supermarket chains throughout the U.S., including Publix and Kroger.

•	Amended and Restated Revolving Credit Facility – In September 2005, the Company amended its revolving credit facility. The amended facility matures in September 2010 and maximum borrowing capacity has been increased from $100 million to $135 million.

Management Changes

Mr. Henry “Pete” Linsert, Jr. will retire on June 30, 2006 as Chief Executive Officer. Mr. Linsert has been the Chief Executive Officer of Martek since 1989. He will continue as Chairman of the Company’s Board of Directors. Mr. Steve Dubin, Martek’s President, will become Chief Executive Officer upon Mr. Linsert’s retirement. Mr. Dubin has served in a variety of positions with Martek including President, Chief Financial Officer, General Counsel and Senior VP of Business Development since 1992.

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly and annual earnings and other current business issues on Tuesday, December 13, 2005 at 4:45 p.m. Eastern Time by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on January 13, 2006.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding production issues, Company inventory levels, growth in the food and beverage market, customer stocking and destocking of inventory, customer demand, future revenue and profit trends, capacity for annualized sales of our infant formula and food DHA products, product introductions, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (3) expectations regarding production capacity and timing of production capacity growth; and (4) expectations regarding changes in Martek’s senior management. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Exhibit 99.01 to the Company’s Form 10-Q for the fiscal quarter ended July 31, 2005 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells naturally produced products from microalgae and fungi. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended October 31,		Year ended October 31,
	2005	2004	2005	2004
Revenues:
Product sales	$51,894	$56,083	$203,765	$170,565
Contract manufacturing sales	4,149	3,578	14,087	13,928

Total revenues	56,043	59,661	217,852	184,493

Costs and expenses:
Cost of product sales	29,542	33,381	120,865	103,423
Cost of contract manufacturing sales	3,866	3,021	12,516	11,570
Research and development	5,022	4,936	20,468	18,596
Selling, general and administrative	9,318	7,024	33,404	25,804
Other operating expenses	851	1,309	7,654	4,000

Total costs and expenses	48,599	49,671	194,907	163,393

Income from operations	7,444	9,990	22,945	21,100
Other income, net	254	121	1,125	772

Income before income taxes	7,698	10,111	24,070	21,872
Income tax provision (benefit)	2,810	(25,176)	8,786	(25,176)

Net income	$4,888	$35,287	$15,284	$47,048

Basic earnings per share	$0.15	$1.20	$0.49	$1.62

Diluted earnings per share	$0.15	$1.16	$0.48	$1.55

Shares used in computing basic earnings per share	31,873,816	29,377,131	31,164,149	29,033,241
Shares used in computing diluted earnings per share	32,517,591	30,469,814	32,031,503	30,385,707

Condensed Consolidated Balance Sheets Data

	October 31,	October 31,
	2005	2004
Assets:
Cash, cash equivalents and short-term investments	$33,347	$42,650
Accounts receivable, net	27,603	37,292
Inventories, net	91,535	30,379
Other current assets	5,929	6,793
Property, plant and equipment, net	290,733	255,430
Long-term deferred tax asset	48,201	49,378
Goodwill and other long-term assets, net	81,137	79,476

Total assets	$578,485	$501,398

Liabilities and stockholders’ equity:
Current liabilities	$34,206	$48,919
Non-current liabilities	75,074	106,315
Stockholders' equity	469,205	346,164

Total liabilities and stockholders’ equity	$578,485	$501,398

Condensed Consolidated Cash Flow Data

	Year ended October 31,
	2005	2004
Operating activities:
Net income	$15,284	$47,048
Non-cash items	28,411	(15,820)
Changes in operating assets and liabilities, net	(60,839)	(21,138)

Net cash (used in) provided by operating activities	(17,144)	10,090

Investing activities:
Expenditures for property, plant and equipment	(57,181)	(180,409)
Other investing activities, net	(717)	1,512

Net cash used in investing activities	(57,898)	(178,897)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(4,375)	(2,748)
(Repayments) borrowings under revolving credit facility, net	(30,000)	85,000
Proceeds from common stock and stock options, net	100,114	32,234

Net cash provided by financing activities	65,739	114,486

Net change in cash, cash equivalents and short-term investments	(9,303)	(54,321)
Cash, cash equivalents and short-term investments, beginning of period	42,650	96,971

Cash, cash equivalents and short-term investments, end of period	$33,347	$42,650